                                  EXHIBIT 10.20

                        SETTLEMENT AGREEMENT AND RELEASE

         THIS SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is executed as of the 23rd day of February, 1996, by and among Michael Murnin, Randal Shields, Lloyd Glick, Randolph Goss, Thomas Darnell, Chris Fix, Carlos Goff and Cathy Albritton (collectively, the "Executives"), Vibroplant U.S., Inc. ("American Hi-Lift") and Vibroplant plc ("Vibroplant").

                                    RECITALS

         WHEREAS, each of the Executives has entered into an employment agreement with American Hi-Lift pursuant to the terms of which such Executive may be entitled, subject to certain conditions, to a short-term bonus (the "Short-Term Bonus") and a severance payment upon termination of his or her employment with American Hi-Lift (the "Severance Payment").

         WHEREAS, each of the Executives is a participant in American Hi-Lift's Divestiture Incentive Program, (the "Divestiture Plan"), pursuant to the terms of which each of the Executives is entitled, subject to certain conditions, to a payment (the "Divesture Bonus Payment") in connection with the pending sale (the "Sale") of the stock of American Hi-Lift to Primeco Inc., (or its assignee) pursuant to the terms of the Stock Purchase Agreement dated as of January 9, 1996, by and among Vibroplant, Vibroplant Investments, Ltd. and Primeco Inc., as amended (the "Stock Purchase Agreement").

         WHEREAS, disputes have arisen between the Executives, on the one hand, and American Hi-Lift and Vibroplant, on the other hand, as to the interpretation of various provisions of the employment agreements and the Divestiture Plan in connection with the Sale.

         WHEREAS, the parties hereto desire to resolve each such dispute and memorialize certain monetary or other obligations that may become due relating to the employment agreements, the Short-Term Bonus, the Severance Payment, and Divestiture Bonus Payment.

         WHEREAS, each of the Executives has agreed to waive and release pursuant to this Agreement any and all claims he or she may have arising from or related to his or her employment with American Hi-Lift, the termination or potential termination thereof, his or her employment agreement with American Hi-Lift or the Divestiture Plan to induce American Hi-Lift to enter into this Agreement and to make the payments listed below when and if such payments become due and payable.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the following mutual promises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DIVESTITURE INCENTIVE BONUS PLAN PAYMENT. Subject to the condition set forth in paragraph 1(a) and consummation of the Sale, American Hi-Lift agrees to pay each of the Executives the Divestiture Bonus Payment set forth opposite such Executive's name in the following schedule, less applicable withholding:

                           Michael Murnin           $256,000
                           Randal Shields           $105,500
                           Lloyd Glick              $115,500
                           Randolph Goss            $115,500
                           Thomas Darnell           $115,500
                           Chris Fix                $105,500
                           Carlos Goff              $105,500
                           Cathy Albritton          $105,500

         (a) Notwithstanding the foregoing, an Executive shall not be entitled to receive his or her Divestiture Bonus Payment unless such Executive remains available to continue his or her employment with America Hi-Lift (or its successor) in his or her present capacity for a period up to 90 days following consummation of the Sale.

         (b) American Hi-Lift shall pay the Divestiture Bonus Payment, less applicable withholding, to each Executive within two (2) business days after consummation of the Sale, provided that if an Executive is requested to continue his or her employment with American Hi-Lift (or its successor) in his or her present capacity for a period up to 90 days following the consummation of the Sale, the Divestiture Bonus Payment shall be made to the Executive within two
(2) business days of the end of that period of service.

2. OTHER BONUSES. American Hi-Lift agrees to pay each of the following Executives the Short-Term Bonus set forth opposite such Executive's name in the following schedule, less applicable withholding:

                           Michael Murnin        $87,000
                           Lloyd Click           $50,000
                           Randolph Goss         $33,120
                           Thomas Darnell        $27,000

         (a) American Hi-Lift shall pay the Short-Term Bonus, less applicable withholding, to each Executive listed in paragraph (2)(a) within two (2) business days after consummation of the Sale.

3. EARNED VACATION. In connection with any termination of any Executive's employment with American Hi-Lift, such Executive shall be paid by American Hi-Lift all earned vacation ("Earned Vacation"), less applicable withholding, payable to such Executive as determined in accordance with American Hi-Lift's vacation policy, and each Executive acknowledges and agrees that the amount of Earned Vacation due him or her as of February 29, 1996, is as set forth opposite his or her name in the following schedule:

                                                 Earned Hours           Amount
                                                 ------------           ------
                      Michael Murnin                 152.00           $12,714.80
                      Lloyd Glick                     64.00           $ 3,845.76
                      Randal Shields                 128.00           $ 6,314.24
                      Randolph Goss                   24.00           $   955.44
                      Catharine Albritton             80.00           $ 3,600.00
                      Thomas Darnell                   0.00           $     0.00
                      Christopher Fix                 96.00           $ 3,519.36
                      Carlos Goff                     12.62           $   552.00

         (a) Vacation continues to accrue during any continued employment, to the extent any Executive is requested to continue his or her employment with American Hi-Lift (or its successor) in his or her present capacity for up to 90 days following consummation of the Sale. All Earned Vacation shall be paid to each Executive within two (2) business days of his last day of active employment with American Hi-Lift. If an Executive is requested to continue his or her employment with American Hi-Lift (or its successor) in his or her present capacity for up to 90 days following the Sale, these monies shall be paid to the Executive within two (2) business days of the end of that period of service.

4. NOTICE OF TERMINATION. Notice is hereby given that the employment of each of Michael Murnin, Lloyd Glick, Randolph Goss and Thomas Darnell with American Hi-Lift is hereby terminated effective immediately upon consummation of the Sale and such individuals are relieved of any obligation to remain available to continue employment in order to receive payment under this Agreement. Notice is also hereby given that the employment of Randal Shields with American Hi-Lift shall be terminated 90 days from the date of consummation of the Sale.

5.       CONFIRMATION OF SEVERANCE ARRANGEMENTS.

         (a) American Hi-Lift shall pay each Executive, whose employment with American Hi-Lift is involuntarily terminated in connection with the Sale or for reasons other than "cause" as determined pursuant to the terms of such Executive's respective employment agreement, within two (2) business days of his or her last day of active employment with American Hi-Lift the Severance Payment, which is comprised of a notice period payment (the "Notice Period Payment") and a severance amount (the "Severance Amount"), set forth opposite such Executive's name in the schedule below, less applicable withholding:

                                           Notice Period    Severance
                                              Payment        Amount      Total
                                              -------        ------      -----
                Michael Murnin                $53,000       $174,000    $227,000
                Randal Shields                $25,650       $ 51,300    $ 76,950
                Lloyd Glick                   $62,500       $125,000    $187,500
                Randolph Goss                 $41,400       $ 82,800    $124,200
                Thomas Darnell                $45,000            -0-    $ 45,000
                Chris Fix                     $38,100            -0-    $ 38,100
                Carlos Goff                   $45,500            -0-    $ 45,500
                Cathy Albritton               $46,800            -0-    $ 46,800

         (b) An Executive, who has been given notice of termination of his or her employment with American Hi-Lift (or its successor) in connection with the Sale or for reasons other than "cause" as determined pursuant to the terms of his employment agreement, may be requested to continue his or her employment with American Hi-Lift (or its successor) in his or her present capacity for a period up to 90 days after the date notice of his or her termination is received by such Executive. Each Executive fully understands and agrees that, notwithstanding paragraph 5(a), and to the extent that he or she continues his or her employment with American Hi-Lift (or its successor) in his or her present capacity for up to 90 days as requested, he or she shall not be entitled to receive the full amount of the Notice P Period Payment to the extent he or she receives salary during such extended employment period. If an Executive refuses to extend his or her employment, in his or her present capacity, for up to 90 days at the request of American Hi-Lift or its successor, such Executive shall not be entitled to receive any portion of the Notice Period Payment. Each Executive also agrees that if he or she is required to work for up to 90 days, then, as a condition to his or her receipt of the Severance Amount such Executive shall give American Hi-Lift (or its successor or assignee) a release substantially similar to the release in paragraph 6(a) hereof upon expiration of such notice period, provided that American Hi-Lift (or its successor or assignee) also gives such Executive a release substantially similar to the release in paragraph 6(b) hereof.

         (c) In addition to the foregoing, Randal Shields shall also be entitled to medical insurance coverage on the same terms and conditions as an active employee for a period of six months following termination of his employment, or until such time that Randal Shields is enrolled in a medical insurance plan of a new employer, whichever occurs first, and three months of out placement assistance with Drake Beam Morin, Inc. or no less that their peer equivalent. It is recognized that the notification for COBRA election for Randal Shields shall not begin until after the conclusion of the period set forth in the previous sentence.

         (d) In addition to the foregoing, Michael Murnin shall also be entitled to (i) medical insurance coverage on the same terms and conditions as an active employee for a period of six months following termination of his employment, or until such time that Michael Murnin is enrolled in a medical insurance plan of a new employer, whichever occurs first, (ii) reimbursement of rental payments made pursuant to the terms of the lease agreement for Michael Murnin's furnished apartment in Texas through March 31, 1996, and (iii) use of an automobile leased by American Hi-Lift through March 31, 1996. It is recognized that the notification for COBRA election for Michael Murnin shall not begin until after the conclusion of the period set forth in the previous sentence.

         (e) In addition to the foregoing, Randolph Goss shall also be entitled to medical insurance coverage on the same terms and conditions as an active employee for a period of six months following termination of his employment, or until such time that Randolph Goss is enrolled in a medical insurance plan of a new employer, whichever occurs first. It is recognized that the notification for COBRA election for Randolph Goss shall not begin until after the conclusion of the period set forth in the previous sentence.

         (f) In addition to the foregoing, Lloyd Glick shall also be entitled to full medical insurance coverage on the same terms and conditions as an active employee for a period of six months following termination of his employment, or until such time that Lloyd Glick is enrolled in a medical insurance plan of a new employer, whichever occurs first. It is recognized that the notification for COBRA election for Lloyd Glick shall not begin until after the conclusion of the period set forth in the previous sentence.

6.       MUTUAL RELEASE.

         (a)   For and in consideration of the covenants made herein, each of the Executives, individually, for and on behalf of himself/herself, his or her predecessors, employees, agents, assigns, heirs, executors, administrators, and legal representatives, hereby releases, discharges, and forever acquits American Hi-Lift, Vibroplant, Primeco Inc. and their respective predecessors, successors, assigns, employees, agents, heirs, executors, administrators, partners, partnerships, shareholders, subsidiaries, parent companies, related companies, joint venturers, joint ventures, and legal representatives, including without limitation, their officers and directors (collectively, the "Released Parties"), of and from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, against the Released Parties, which such Executive may have, and which relate to such Executive's relationship with American Hi-Lift, Primeco Inc. or Vibroplant, including without limitation, any dispute relating to, arising from, or in connection with the employment of such Executive by American Hi-Lift, the termination of such Executive's employment, any employment bonus or divestiture incentive agreement between such Executive and American Hi-Lift, the Short-Term Bonus, any vacation pay, the Severance Payment, the Divestiture Bonus Payment, or the Divestiture Plan, and any dispute arising on or prior to the date of execution of this Agreement under the Age Discrimination in Employment Act of 1967; the Civil Rights Acts of 1964 and 1991; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; and any other federal or state statute, law, regulation, or ruling relating to employment under which such Executive may have a potential claim (collectively, the "Released Claims"). Each Executive understands and expressly agrees that the Released Claims include all claims of every nature and kind whatsoever related thereto, known or unknown, suspected or unsuspected, past or present, including claims which such Executive did not know or suspect to exist in his or her favor at the time of executing this Agreement, which, if known by such Executive, would have materially affected such Executive's full and final settlement with American Hi-Lift. Each Executive understands and agrees that the significance and consequence of his or her release and waiver of the Released Claims is that even if such Executive should eventually discover or suffer damages arising out of his or her employment with American Hi-Lift, such Executive will not be able to make any claim for those damages. This applies even to claims or damages that may exist as of the date of this Agreement, but which such Executive does not know exists, even if having known about them would have affected his or her decision to sign this Agreement. Notwithstanding the foregoing, this release shall not apply to the obligations of American Hi-Lift (or it successors) and Vibroplant pursuant to this Agreement, and to any obligations of American Hi-Lift (or its successors) and Vibroplant to provide indemnification in the future to any Executive that would be entitled to such indemnification under applicable corporate law, the articles of incorporation of American Hi-Lift or Vibroplant or their respective bylaws. Notwithstanding the foregoing, each Executive shall retain the benefits provided under the Director's and Officer's Liability Insurance Policy of American Hi-Lift (or its successor) to the extent such Executive is entitled to benefits thereunder.

         (b) For and in consideration of the covenants made herein, American Hi-Lift and Vibroplant, for and on behalf of their respective predecessors, successors, assigns, employees, agents, heirs, executors, administrators, partners, partnerships, shareholders, subsidiaries, parent companies, related companies, joint venturers and legal representatives, including without limitation their officers and directors, hereby release, discharge, and forever acquit the Executives and their respective assigns, employees, agents, heirs, executors, administrator, and legal representatives (the "Executive Released Parties") of and from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, against the Executive Released Parties, which such parties may have, including, without limitation, any dispute relating to, arising from, or in connection with the employment of the Executives by American Hi-Lift, any claims or demands made by such Executives or their legal representatives relating to monies claimed to be owed under the Executive's employment agreements, the Short-Term Bonus, Earned Vacation, the Severance payment, the divestiture Bonus Payment, and the Divestiture Plan, specifically including any claim that the Executives interfered in any way with the Sale, but excluding any acts of fraud or illegal acts that cause or result in material liability to Vibroplant under the terms of the Stock Purchase Agreement.

7. RETURN OF INFORMATION. Each Executive agrees not to use, disclose to others, or permit anyone access to any of American Hi-Lift's trade secrets or confidential or proprietary information and if such Executive's employment with American Hi-Lift is terminated, to immediately return to American Hi-Lift all equipment, books, notebooks, documents, reports, files, memoranda, records, computers, computer software and program design samples, correspondence, work papers, financial data, plans, business records, mailing lists, client or contact lists, calendars, card files, rolodexes, cardkey passes, door, file and computer keys, computer access codes or disks, company charge cards, company telephone charge cards, instructional or employee manuals, and any other American Hi-Lift property which such Executive received during his or her employment with American Hi-Lift. Such Executive shall not maintain any copy or other reproduction whatsoever of any of the items described in this section after termination of his or her employment. Such Executive and American Hi-Lift further agree to settle all outstanding expense accounts with the appropriate party making payments to the other party as dictated by the net balance due to or owed by such Executive, such settlement to take place no later than seven (7) business days following the effective date of his or her termination.

8. EXECUTIVE AVAILABILITY. Each Executive whose employment with American Hi-Lift (or its successor) has ended agrees to voluntarily make himself or herself available to American Hi-Lift, Vibroplant and their respective legal counsel, at American Hi-Lift's or Vibroplant's reasonable request and at American Hi-Lift's or Vibroplant's sole expense (including without limitation reasonable compensation of such Executive for time in excess of 3 days that is incurred by him or her in connection with his or her compliance with such request and any attorney's fees reasonably incurred by such Executive in connection with such requests) without the necessity of obtaining a subpoena or court order, in American Hi-Lift's or Vibroplant's investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding (excluding any actual or potential legal proceeding in which the Executive requested to make himself or herself available is an adverse party), regulatory action or audit or internal matter. Each Executive agrees to provide any information reasonably within such Executive's recollection, except such Executive does not agree to provide information that would constitute a waiver of his or her attorney-client privilege.

9. INDEMNIFICATION. Each party to this Agreement agrees that, in the event it breaches any provision of this Agreement, it will indemnify and hold harmless every other party hereto for all liability, claims, loss, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of suit) arising out of or in connection with its breach of any provision of this Agreement and any action to enforce any provision of this Agreement arising out of such breach.

10. NO ADMISSION OF WRONGDOING. The parties to this Agreement acknowledge that by entering into this Agreement none of such parties is in any manner admitting or agreeing that it has acted illegally or improperly in connection with any of the matters being settled by this Agreement. In fact, the same is denied.

11. INDUCEMENT. The parties acknowledge that they have read this Agreement, they fully understand its provisions and its final and binding effect, and that in entering into it they are not acting on any representations, warranties, agreements, or inducements other than those made herein. It is agreed and acknowledged that each of the undersigned is acting fully and freely upon his or its own investigation and knowledge and that each voluntarily executes this Agreement of his or its own free will. In signing this Agreement, each of the undersigned further acknowledges that he or it has relied upon the advice of his or its own selection and has been fully informed by his or its counsel of the legal effect of this Agreement.

12. INTEGRATION AND MODIFICATION. The parties further acknowledge that this Agreement contains the entire agreement between the parties and that it supersedes any and all prior agreements, arrangements, or undertakings between the parties relating to the subject matter of this Agreement, including, without limitation, the employment agreements, any severance agreements and the Divestiture Plan, except to the extent incorporated herein by reference. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. This Agreement may be amended or terminated only by a writing signed by the parties hereto.

13. TERMINATION. This Agreement shall terminate, no party hereto shall have any obligation hereunder and the releases contained herein shall be of no force and effect if the closing of the Sale shall not have occurred on or before March 31, 1996.

14. HEADINGS. The section headings are inserted for convenience only and shall in no way alter, amend or define the text of this Agreement. Nor shall such headings be used in the construction or interpretation of the text of the Agreement.

15. SEVERABILITY. If any provision of this Agreement, or of any amendment or other provision hereafter adopted, is for any reason found to be inapplicable, invalid, illegal or unenforceable in any respect, such inapplicability, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or that of any related attachments or exhibits. Such other provisions, attachments and exhibits shall be construed as if the inapplicable, invalid, illegal, or unenforceable provision(s) had never been contained herein. In the alternative, such inapplicable, invalid, illegal, or unenforceable provision shall be modified to the extent necessary to alleviate such inapplicability, invalidity, illegality, or unenforceability and to have such provision be in compliance with the laws of the State of Texas.

16. INUREMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, devisees, executives, administrators, representatives, successors, assigns, trustees, receivers and subsidiaries.

17. COUNTERPARTS. It is acknowledged by the parties that this Agreement may be executed in several counterparts, all of which take together shall constitute one single Agreement between the parties.

18. APPLICABLE LAW. IT IS ACKNOWLEDGED BY THE PARTIES THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THIS AGREEMENT IS PERFORMABLE IN TARRANT COUNTY, TEXAS.

19. CONFIDENTIALITY. The parties to this Agreement represent, warrant, and agree that they will keep the terms of this Agreement confidential and will not disclose the substance or contents of this Agreement except (a) to their attorney(s), financial advisor(s), or spouse as reasonably necessary, (b) to the extent required by applicable law, rule, regulation, or order or (c) to the extent American Hi-Lift or Vibroplant, or any subsequent owner or owners of the capital stock of American Hi-Lift or counsel or agents for any of said corporations or other persons may need or wish to disclose the terms of this Agreement to any prospective buyers or lenders and/or said buyers' or lenders' counsel or agents or otherwise to enforce this Agreement. Each Executive further agrees to refrain from making any disparaging remarks, whether written or oral, to any third parties concerning American Hi-Lift (or its successors) or any other Released Party that could materially adversely affect the business, operations, financial condition or business reputation of American Hi-Lift (or its successors) or any other Released Party. This provision is not, however, intended to limit an Executive's right to give non-malicious and truthful testimony should such Executive be subpoenaed to give such testimony. Each of American Hi-Lift and Vibroplant further agrees to, and to cause its directors, officers, employees, agents and other representatives (collectively, the "Representatives") to, refrain from making any disparaging remarks, whether written or oral, to any third parties concerning any Executive; provided, however, that this provision is not intended to limit the right of American Hi-Lift or Vibroplant or their respective Representatives to give non-malicious and truthful testimony should such persons be subpoenaed to give such testimony.

20. DISPUTES. Any dispute between an Executive and American H-Lift concerning this Agreement will be settled by binding arbitration in Dallas, Texas, using a single arbitrator, and will be governed by the Commercial Arbitration Rules of the American Arbitration Association. The costs of arbitration, including attorneys' fees, shall be borne by the parties to the to the arbitration as assessed by the arbitrator after considering the merits of the respective positions taken by the parties to the dispute. The parties hereby expressly waive any punitive, exemplary, consequential, or special damages, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages. The arbitrator shall have the authority to grant equitable relief and issue orders providing for the same. Judgement on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

21. RESPONSIBILITY. The obligations of the Executives set forth herein are the independent obligation of each Executive, and no Executive shall have any obligation to perform the obligations of any other Executive, and no Executive shall have any responsibility for or liability arising out of the breach or violation of the provisions of this Agreement by any other Executive.

22. REPRESENTATION OF AMERICAN HI-LIFT. American Hi-Lift hereby confirms that it has given Primeco Inc. a copy of this Agreement and is not aware of any objections by Primeco Inc. to the terms hereof.

EXECUTED as of the date first above written.




                                                   --------------------------
                                                   Michael Murnin


                                                   --------------------------
                                                   Randal Shields


                                                   --------------------------
                                                   Lloyd Glick


                                                   --------------------------
                                                   Randolph Goss


                                                   --------------------------
                                                   Thomas Darnell


                                                   --------------------------
                                                   Chris Fix


                                                   --------------------------
                                                   Carlos Goff


                                                   --------------------------
                                                   Cathy Albritton

                                                   VIBROPLANT U.S., INC.

                                                   By:
                                                      -------------------------

                                                   Name: Jeremy F.G. Pilkington
                                                        -----------------------

                                                   Title: Director
                                                         ----------------------



                                                   VIBROPLANT P.L.C.


                                                   By:
                                                      -------------------------

                                                   Name: Eric R. Woolley
                                                        -----------------------

                                                   Title: Director
                                                         ----------------------

APPROVED AS TO FORM AND CONTENT:




         ------------------------------------
         Brian N. Hail, counsel to Randal Shields,
         Lloyd Glick, Randolph Goss and
         Thomas Darnell




APPROVED AS TO FORM AND CONTENT:




         ------------------------------------
         Jane Makela, attorney for Michael Murnin